Exhibit 99.2
Sovereign Bank Announces Proposed Offering of Subordinated Notes
WYOMISSING, PA... May 12, 2008 — Sovereign Bank (“Bank”), a federal savings bank and a subsidiary of Sovereign Bancorp, Inc. (NYSE: SOV) today announced that it intends to offer, subject to market conditions and approval by the Office of Thrift Supervision (“OTS”), approximately $500 million of fixed rate subordinated notes due 2018. Sovereign Bank expects to commence the offering as soon as it has obtained regulatory approval from the OTS. The Bank intends to use the net proceeds of the offering for general corporate and banking purposes.
This press release is not an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities to any person or in any jurisdiction where such an offering or sale would be unlawful. This press release contains information about a proposed transaction, and there can be no assurance that this transaction will be completed.
Statements in this press release which are not historical facts are “forward-looking statements” that involve risks and uncertainties, including the results of proposed financing activities. For a discussion of such risks and uncertainties, which could cause actual future events to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in Sovereign Bancorp Inc.’s Annual Report on Form 10-K for the most recently ended fiscal year.
About Sovereign
Sovereign Bank is a federal savings bank and a subsidiary of Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), a financial institution with principal markets in the Northeastern United States. Sovereign Bank has 750 community banking offices, over 2,300 ATMs and approximately 12,000 team members. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK.
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